EXHIBIT 99.1

Simmons First National Corporation Declares $0.20 Per Share Dividend

PINE BLUFF, Ark., Dec. 6, 2012 (GLOBE NEWSWIRE) -- Simmons First National Corporation's (Nasdaq:SFNC) Board of Directors declared a regular $0.20 per share quarterly cash dividend payable December 31, 2012, to shareholders of record December 17, 2012. This dividend represents a $0.01 per share, or 5.3% increase over the dividend declared during December 2011. The timing of this payment, which would normally occur on January 2, 2013, was accelerated into 2012 as a result of likely higher tax rates on dividends in 2013.

Simmons First National Corporation is an eight bank financial holding company with community banks in Pine Bluff, Lake Village, Jonesboro, Rogers, Searcy, Russellville, El Dorado and Hot Springs, Arkansas. The Company's eight banks conduct financial operations from 96 offices, of which 92 are financial centers, in 55 communities in Arkansas, Missouri and Kansas.

The Simmons First National Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4819

CONTACT: DAVID W. GARNER
         Senior Vice President and Investor Relations Officer
         Simmons First National Corporation
         (870) 541-1000